Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 11, 2011 (May 17, 2011 as to the retrospective adjustment for discontinued operations discussed in Note 21 and November 14, 2011 as to the retrospective adjustment for the addition of a Co-Issuer to the condensed consolidating financial information relating to subsidiary guarantees of registered debt discussed in Note 20) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for oil and gas reserves, for discontinued operations and the retrospective adjustment for the addition of a Co-Issuer to the condensed consolidating financial information relating to subsidiary guarantees of registered debt), relating to the consolidated financial statements of Eagle Rock Energy Partners, L.P. and subsidiaries (the "Partnership") appearing in the Current Report on Form 8-K of the Partnership filed on November 14, 2011 and of our report dated March 11, 2011 related to the effectiveness of the Partnership's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Partnership for the year ended December 31, 2010, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas
November 14, 2011